Exhibit 3.2

ANNEX A

AMENDED AND RESTATED

BYLAWS OF

SCBT FINANCIAL CORPORATION

(as amended through September 20, 2007)

ARTICLE I
MEETINGS OF SHAREHOLDERS

1.  Annual Meeting.  The annual meeting of the shareholders shall be held on the fourth Tuesday in April of each year at its principal office unless a different time or place, either within or without South Carolina, is designated by the Directors.

2.   Special Meetings.  Special meetings of the shareholders may be called by the President, the Chairman of the Board of Directors, a majority of the Board of Directors, or by the holders of not less than ten percent (10%) of all the shares entitled to vote at such meeting.  The place of such meetings shall be designated by the directors.

3.   Notice of Shareholder Meetings.  Written or printed notice stating the place, day, and hour of the meeting, and, such other notice as required by the provisions of the South Carolina Business Corporation Act, and in the case of a special meeting, the purpose or purposes for which the meeting is called and the person or persons calling the meeting, shall be delivered either personally or by mail by or at the direction of the President, Chairman of the Board of Directors, Secretary, officer, or person calling the meeting, to each shareholder of record entitled to vote at the meeting, not less than ten (10) nor more than fifty (50) days before the date of the meeting.  If such notice is mailed, it shall be deemed to be delivered when deposited in the United States mail addressed to the shareholder at the address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.  The Person giving such notice shall certify that the notice required by this paragraph has been given.  If at any meeting Bylaws are to be altered, repealed, amended, or adopted, notices or waivers thereof shall so state.  A shareholder may waive notice of any meeting, in writing, either before or after the meeting.

4.   Quorum Requirements.  Absent a provision in the Articles of Incorporation stating otherwise, a majority of the shares entitled to vote shall constitute a quorum for the transaction of business.  A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are announced at the meeting at which the adjournment is taken and the adjournment is for a period of less than thirty (30) days.  If the adjournment is for thirty (30) days or more, notice of the adjourned meeting shall be given pursuant to Article I, Section 3 of these Bylaws.  When a quorum is present at any meeting, a majority in interest of the stock there represented shall decide any question brought before such meeting, unless the question is the one upon which, by express provision of this Corporation's Articles, these Bylaws or by the laws of South Carolina, a larger or different vote is required, in which case such express provisions shall govern the decision of such question.

5.   Voting and Proxies.  Every shareholder entitled to vote at a meeting may do so either in person or by written proxy, executed by the shareholder or his duly appointed attorney-in- fact, which proxy shall be filed with the secretary of the meeting before being voted.  Such proxy shall entitle the holders thereof to vote at any adjournment of such meeting, but shall not be valid after the final adjournment thereof.

6.    Matters Considered at Shareholder Meetings.  No matter shall be considered or voted on at any meeting of shareholders unless such matter has been submitted to the secretary of the corporation in writing by a record shareholder of the corporation not less than forty-five (45) days prior to the date of the meeting at which the matter is to be considered.  The information submitted to the secretary shall include the name and address of the shareholder making the submission and the text of the resolution to be voted on.

7.    Conduct of Meetings.

(a)
Meetings of shareholders shall be presided over by the chairman of the Board of Directors or, in his absence, by the Vice Chairman or another director or executive officer designated by the Board of Directors.  The presiding officer shall determine all questions of order or procedure and his rulings shall be final.

(b)	The Secretary of the Corporation, with the assistance of such agents as may be designated by the secretary, shall make all determinations of the validity of proxies presented and ballots cast.

(c)
In the event that any person or group other than the Board of Directors hold proxies for more than ten (10) other shareholders, any vote taken with respect to any contested matter, determined to be such by the presiding officer, shall be taken in the following manner:

(i)
Shareholders wishing to vote in person shall obtain ballots from the secretary and cast their votes.  After a period determined to be reasonable by the presiding officer, no further voting in person shall be permitted.

(ii)
Thereafter, persons holding proxies shall obtain a ballot from the secretary which shall be in a form to permit the votes cast with respect to each appointment of proxy to be identified as such and shall fill out such ballot, and return it together with the original appointments of proxies to the Secretary.  After a period determined to be reasonable by the presiding officer, the polls shall be closed and no further voting on the question shall be allowed.

(iii)
If the number of proxies held by persons or groups other than the Board of Directors is high, the presiding officer may, after consultation with the Secretary, adjourn the meeting for up to seventy-two (72) hours, to permit the counting of the votes; provided, however, that the presiding officer may, in his discretion, permit other business, including the casting of other votes, to be transacted prior to any such adjournment.

ARTICLE II
BOARD OF DIRECTORS

1.   Composition of Board of Directors.  The corporation shall have a Board of Directors consisting of active directors, whose qualifications, election, number, etc. are described and discussed in this Article II and throughout these Bylaws.  Whenever the terms "director" or "Board of Directors" or "Board" are used herein or in other corporate documents, the terms shall include active directors only.

2.   Qualification and Election of Active Directors.

(a)
Directors, other than those serving on the initial Board of Directors of the Corporation, must be shareholders, not under twenty-five (25) years of age and not over 72 years of age at the time of the shareholders' meeting at which they are elected by the shareholders.  These age restrictions shall not apply to any Board member who is exempt from age restrictions for service on the Board of SCBT Financial Corporation, Orangeburg, South Carolina, pursuant to the 1969 Bank shareholders' resolution.  In the event that a director attains age 72 during his or her term of office, he or she shall serve only until the next shareholders' meeting after his or her 72nd birthday, at which time his or her successor shall be appointed to serve out the remainder of his or her term.  The terms of the initial Board of Directors elected by the shareholder(s) shall be set so as to implement staggered terms, i.e. the terms of one-third (or as near one-third as possible) of the directors shall be one year, the terms of one-third shall be two years and the terms of one-third shall be three years.  Thereafter, one-third of the directors shall be elected by a majority of the votes cast at each annual meeting of the shareholders, or by similar vote at any special meeting called for the purpose, to serve three year terms.  Each director shall hold office until the expiration of the term for which he or she is elected, except as stated above, and thereafter until his or her successor has been elected and qualified.  Any vacancy occurring in the Board of Directors, including vacancies occurring in the Board by reason of removal with or without cause or increase in membership, shall be filled by appointment by the remaining directors, and any director so appointed shall serve until the next shareholders meeting wherein directors are elected.

(b)
Nomination of Directors.  The Board of Directors shall nominate, upon recommendation of the executive committee, the Board's nominees for the Board of Directors to the shareholders. No other person shall be a nominee or be eligible to be a director of the corporation unless that person shall have first been nominated by a record shareholder of the corporation in writing delivered to the secretary of the corporation not less than forty-five (45) days prior to the meeting of shareholders at which directors are to be elected.  The written nomination must state the name of the nominee, the address of the nominee and the number of shares of stock of the corporation beneficially owned by the nominee, as well as the name and address of the shareholder making the nomination.

3.  Number.  The maximum number of active directors is fixed by the Articles and may be altered only by amendment thereto, but shall never be less than the number required by law.  Not less than sixty  (60) days prior to the annual meeting of shareholders, the Board of Directors shall set the number of directors (not to exceed the maximum for the Corporation).  The Board of Directors may, by a vote of the majority of the full Board, between annual meetings of the shareholders, increase the membership of the Board up to the maximum number set out in the Articles and by like vote appoint qualified persons to fill the vacancies created thereby.

4.  Meetings.  The annual meeting of the Board of Directors shall be held immediately after the adjournment of the annual meeting of the shareholders, at which time the officers of the Corporation shall be elected.  The Board may also designate more frequent intervals for regular meetings.  Special meetings may be called at any time by any one director or any two officers of the Corporation in addition to those parties entitled to call such meetings under South Carolina law.

5.  Notice of Directors'  Meetings. The annual and all regular Board meetings may be held without notice.  Special meetings shall be held with not less than one hour notice of such meeting to be given to each director, which notice shall be given on a best efforts basis by those calling the meeting.  Notice may be waived in writing before or after a meeting.  If the meeting is one at which Bylaws are to be altered, repealed, or adopted both waivers and notices must so state.  Notice of a special meeting may be called by the Chairman, the President or any three (3) Directors.  If the notice of the meeting is not given in writing at least two (2) days prior to the meeting no action shall be taken at the meeting unless such action is approved by the affirmative vote of a majority of the entire Board of Directors.

6.  Quorum and Vote.  The presence of a majority of the directors shall constitute a quorum for the transaction of business.  A meeting may be adjourned despite the absence of a quorum, and notice of an adjourned meeting need not be given if the time and place to which the meeting is adjourned are fixed at the meeting at which the adjournment is taken.  The vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, unless the vote of a greater number is required by the Articles, these Bylaws, or by the laws of South Carolina.

7.  Appointment of Chairman, Executive and Other Committees.  The Chairman of the Board of Directors of the Corporation shall also serve as an officer of the Corporation. There shall be a standing committee of the Corporation appointed by the Board of Directors to be known as the executive committee consisting of the chairman of the Board, the President and up to six (6) members of the Board of Directors.  Nominations to the executive committee shall be made to the Board by the chairman.  The executive committee may appoint senior officers to attend all meetings.  Each member of the executive committee shall serve until his successor is appointed.  The Chairman shall serve as chairman of the executive committee.  The Board of Directors of the Corporation may, by resolution adopted by a majority of its members, delegate to the executive committee the power to exercise all authority of the Board of Directors in the management of affairs of the corporation and property of the corporation.  The Board of Directors, by resolution adopted by a majority of its members, may designate such other committees with designations of authority, as it deems appropriate.  Members of such committees shall be nominated by the Chairman and appointed by the Board of Directors.

8.  Powers.  In addition to other powers specifically set out herein or that apply under South Carolina or other applicable law, the Board of Directors shall have the power to manage and administer the affairs of the Corporation and to do and perform all lawful acts with respect to the affairs of the Corporation except those that may be specifically reserved to the share-holders under South Carolina or other applicable law.

9.  Contracts with Interested Directors.  No contract or other transaction between this Corporation and any other corporation shall be affected by the fact that any director of this Corporation is interested in, or is a director or officer of, such other corporation, and any director, individually or jointly, may be a party to, or may be interested in, any contract or transaction of this Corporation or in which this Corporation is interested; and no contract, or other transaction, of this Corporation with any person, firm, or corporation, shall be affected by the fact that any director of this Corporation is a party to, or is interested in, such contract, act, or transaction, or is in any way connected with such person, firm, or corporation, and every person who may become a director of this Corporation is hereby relieved from any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association, or corporation in which he may be in any way interested.

10.   Special Considerations by Directors.  The directors of this Corporation shall consider all factors they deem relevant in evaluating any proposed tender offer or exchange offer for the Corporation's stock, any proposed merger or consolidation of the Corporation with or into another Corporation and any proposal to purchase or otherwise acquire all of the assets of the Corporation.  The directors shall evaluate whether the proposal is in the best interests of the Corporation by considering the best interests of the shareholders and other factors the directors determine to be relevant, including the social, legal and economic effects on employees, customers and the communities served by the Corporation and its subsidiary or subsidiaries.  The directors shall evaluate the consideration being offered to the shareholders in relation to the then current market value of the Corporation, the then current market value of shares of the Corporation in a freely negotiated transaction, and the directors' estimate of the future value of shares of the Corporation as an independent entity.

11.   Election of Directors to Subsidiaries of the Corporation.  The Board of Directors of the corporation shall elect, upon nomination by the executive committee, Directors of all wholly owned subsidiary corporations of the corporation.

ARTICLE III
OFFICERS

1.  Number.  The Corporation shall have a President, a Chairman of the Board, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers as the Board of Directors shall from time to time deem necessary.  Any two or more offices may be held by the same person.  The President of the Corporation shall be its Chief Executive Officer and shall serve as an ex-officio member of all committees.  The Chairman of the Board, and any Vice President of the Board, may but need not be an employee of the Corporation.

2.  Election and Term.  The officers shall be elected by the Board at its annual meeting.  Each officer shall serve until the expiration of the term for which he is elected, and thereafter until his successor has been elected and qualified.

3.  Duties.  All officers shall have such authority and perform such duties in the management of the Corporation as are normally incident to their offices and as the Board of Directors may from time to time provide.

ARTICLE IV
RESIGNATIONS, REMOVALS AND VACANCIES

1.  Resignations.  Any officer or director may resign at any time by giving written notice to the Chairman of the Board of Directors, the President, or the Secretary.  Any such resignation shall take effect at the time specified therein, or, if no time is specified, then upon its acceptance by the Board of Directors.

2.  Vacancies.  Newly created directorships resulting from an increase in the number of directors, and vacancies occurring in any office or directorship for any reason, including removal of an officer or director with or without cause, may be filled by the vote of a majority of the directors then in office, even if less than a quorum exists.

ARTICLE V
CAPITAL STOCK

1.  Stock Certificates. Unless otherwise decided by the Board of Directors (or by the President, if the Board of Directors has authorized the issue of all of the Corporation's shares without certificates as contemplated by Article V, Section 2 of these Bylaws), every shareholder shall be entitled to a certificate or certificates of capital stock of the Corporation in such form as may be prescribed by the Board of Directors.  Unless otherwise decided by the Board of Directors, such certificates shall be signed by the President or a Vice President and the Secretary or Assistant Secretary of the Corporation.  In the case of the loss, mutilation, or destruction of a certificate of stock, a duplicate certificate may be issued upon such terms as the Board of Directors or an officer of the Corporation shall prescribe.

2.  Shares Without Certificates.  The Board of Directors of the Corporation may authorize the issue of some or all of the shares of any or all of its classes or series without certificates in accord with the provisions of Chapter 8 of Title 36 of the South Carolina Uniform Commercial Code.  Within a reasonable time after the issue or transfer of shares without certificates, the Corporation or its designated transfer agent shall send the shareholder a written statement containing the following information: (a) the name of the Corporation and a statement that it is organized under the laws of South Carolina; (b) the name of the person to whom the shares are issued; (c) the number and class of shares and the designation of the series, if any, of the shares; (d) if at such time the Corporation is authorized to issue different classes of shares or different series within a class, a summary of the designations, relative rights, preferences, and limitations applicable to each class and the variations in rights, preferences, and limitations determined for each series (and the authority of the Board of Directors to determine variations for future series); and (e) if applicable, a conspicuous notation that the shares are subject to a restriction on their transfer.

3.  Registration of the Transfer of Shares. Registration of the transfer of shares of the Corporation shall be made only on the stock transfer books of the Corporation (which stock transfer books may be kept by the Corporation or the transfer agent designated by the Corporation to transfer the shares or other agent designated by the Corporation).  If a share certificate in registered form is presented to the Corporation with a request to register a transfer of the shares, or an instruction is presented to the Corporation with a request to register the transfer of uncertificated shares, then, subject to applicable law, the Corporation shall register the transfer as requested if: (a) under the terms of the shares the person seeking registration of transfer is eligible to have the shares registered in their name; (b) the indorsement or instruction is made by the appropriate person or by an agent who has actual authority to act on behalf of the appropriate person; (c) reasonable assurance is given that the indorsement or instruction is genuine and authorized (without limiting the foregoing, the Corporation or its transfer agent, may require that the indorsement or instruction must have been guaranteed by a commercial bank or brokerage firm that is a member of the Financial Industry Regulatory Authority (FINRA)  and reasonable assurance is given that such endorsements are effective); (d) any applicable law relating to the collection of taxes has been complied with; (e) the transfer does not violate any restriction on transfer imposed by the Corporation in accordance with § 36-8-204 of the South Carolina Code; (f) the registered owner has not made a demand that the shares not be transferred, or if such demand has been made, the procedures set forth in § 36-8-403 of the South Carolina Code permit the transfer; and (g) the transfer is in fact rightful or is to a person otherwise entitled to obtain the shares as a protected purchaser as defined in § 36-8-303 of the South Carolina Code.  A person acting as authenticating trustee, transfer agent, registrar, or other agent for the Corporation in the registration of a transfer of its securities, in the issue of new security certificates or uncertificated securities, or in the cancellation of surrendered security certificates has the same obligation to the holder or owner of a certificated or uncertificated security with regard to the particular functions performed as the Corporation has in regard to those functions.

ARTICLE VI
ACTION BY CONSENT

     Shareholders  may act without a meeting on written  consent,  setting forth the action so taken, signed by the holders of all outstanding shares entitled to vote thereon or their attorneys-in-fact or proxy holders.  Such consent shall be filed with the Secretary as part of the corporate records.

     Directors or any executive or other committee can act without a meeting on action taken by a majority thereof, or by a much larger vote as the Articles or Bylaws require, if all directors or committee members execute, before or after the action taken, a written consent thereto and the consent is filed in the records of the Corporation.  Action which is permitted to be taken only when authorized at a meeting of the Board or committee, can be taken without a meeting, if before or after the action, all Board or committee members consent thereto in writing and the consent is filed in the minute book of the Board or committee.  Such consent shall have the same effect as a vote of the Board for all purposes.

ARTICLE VII
INDEMNIFICATION

1.  Right to Indemnification.  Any person who at any time serves or has served as a director of the Corporation, or who, while serving as a director of the Corporation, serves or has served, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a trustee or administrator under an employee benefit plan, shall have the right to be indemnified by the Corporation to the fullest extent permitted by law against (a) reasonable expenses, including attorneys' fees, incurred by him in connection with any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding (and any appeal therein), whether or not brought by or on behalf of the Corporation, seeking to hold him liable by reason of the fact that he is or was acting in such capacity, and (b) reasonable payments made by him in satisfaction of any judgment, money decree, fine (including an excise tax assessed with respect to an employee benefit plan), penalty or settlement for which he may have become liable in any such action, suit or proceeding.

2.  Right to Advancement of Expenses.  The right to indemnification conferred in this Article VII shall include the right to be paid by the Corporation the reasonable expenses (including attorney's fees) incurred in defending any such action, suit or proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if required by law, an advancement of expenses incurred by a claimant shall be made only if: (a) the claimant furnishes the Corporation with a written affirmation of his good faith belief that he met the standard of conduct required by law; and (b) the claimant furnishes the Corporation with a written undertaking, executed personally on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct.

3.  Payment of Indemnification and Advancement of Expenses.  The Board of Directors of the Corporation shall take all such action as may be necessary and appropriate to authorize the Corporation to pay the indemnification and advancement of expenses required by this Article VII, including, without limitation, making a determination that indemnification and/or advancement of expenses is permissible in the circumstances and a good faith evaluation of the manner in which the claimant acted and of the reasonable amount of indemnity or expenses due him.  The Board of Directors may appoint a committee or special counsel to make such determination and evaluation.

4.  Right of Indemnitee to Bring Suit.  If a claim under this Article VII is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim.  If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the claimant shall be entitled to be paid also for the expense of prosecuting or defending such suit.  In (i) any suit brought by a claimant to enforce a right to indemnification or advancement of expenses hereunder, it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the claimant has not met the applicable standard for indemnification and/or advancement of expenses to the fullest extent permitted by law.  A determination by the Corporation (including its Board of Directors, any committee of the Board of Directors, independent legal counsel, or the shareholders) that a claimant has not met such applicable standard of conduct shall not create a presumption that the claimant has not met the applicable standard of conduct or, in the case of such a suit brought by a director, be a defense to such suit.  In any suit brought by a claimant to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the claimant is not entitled to be indemnified, or to such advancement of expenses, under this Article VII or otherwise shall be on the Corporation.

5.  Insurance.  The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

6.  Indemnification of Officers, Employees and Agents of the Corporation.  The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any officer, employee or agent of the Corporation to the fullest extent of the provisions of this Article VII with respect to the indemnification and advancement of expenses of directors of the Corporation.

7.  Binding and Nonexclusive.  Any person who at any time after the adoption of this Article VII serves or has served in the aforesaid capacity for or on behalf of the Corporation shall be deemed to be doing or to have done so in reliance upon, and as consideration for, the right of indemnification and advancement of expenses provided herein.  Such right shall inure to the benefit of the legal representatives of any such person and shall be exclusive of any other rights to which such person may be entitled apart from the provision of this Article VII.

ARTICLE VIII
AMENDMENT OF BYLAWS

These bylaws may be amended, added to, or repealed either by: (1) the affirmative vote of the holders of eighty percent (80%) of the shares entitled to vote, or (2) a majority vote of the entire Board of Directors.